EXHIBIT 99.2

CONSOLIDATED BALANCE SHEETS

                                                                                                      December 31,
                                                                                 ---------------------------------------------------
                                                                                            2005                      2004
                                                                                 ---------------------------------------------------
                                                                                 (In thousands, except for share and per share data)
ASSETS
  Real estate properties........................................................    $       943,585                  845,139
  Development...................................................................             77,483                   39,330
                                                                                 ---------------------------------------------------
                                                                                          1,021,068                  884,469
      Less accumulated depreciation.............................................           (206,427)                (174,662)
                                                                                 ---------------------------------------------------
                                                                                            814,641                  709,807
                                                                                 ---------------------------------------------------

  Real estate held for sale.....................................................                773                    2,637
  Unconsolidated investment.....................................................              2,618                    9,256
  Mortgage loans receivable.....................................................                  -                    7,550
  Cash..........................................................................              1,915                    1,208
  Other assets..................................................................             43,591                   38,206
                                                                                 ---------------------------------------------------
      TOTAL ASSETS..............................................................    $       863,538                  768,664
                                                                                 ===================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Mortgage notes payable........................................................    $       346,961                  303,674
  Notes payable to banks........................................................            116,764                   86,431
  Accounts payable & accrued expenses...........................................             22,941                   16,181
  Other liabilities.............................................................             10,306                    8,688
                                                                                 ---------------------------------------------------
                                                                                            496,972                  414,974
                                                                                 ---------------------------------------------------

                                                                                 ---------------------------------------------------
Minority interest in joint venture..............................................              1,702                    1,884
                                                                                 ---------------------------------------------------

STOCKHOLDERS' EQUITY
  Series C Preferred Shares; $.0001 par value; 600,000 shares authorized;
    no shares issued............................................................                  -                        -
  Series D 7.95% Cumulative Redeemable Preferred Shares and additional paid-in capital; $.0001 par value; 1,320,000 shares authorized and issued;
    stated liquidation preference of $33,000....................................             32,326                   32,326
  Common shares; $.0001 par value; 68,080,000 shares authorized;
    22,030,682 shares issued and outstanding at December 31, 2005 and
    21,059,164 at December 31, 2004.............................................                  2                        2
  Excess shares; $.0001 par value; 30,000,000 shares authorized;
    no shares issued............................................................                  -                        -
  Additional paid-in capital on common shares...................................            392,126                  357,011
  Distributions in excess of earnings...........................................            (57,930)                 (35,207)
  Accumulated other comprehensive income........................................                311                       14
  Unearned compensation.........................................................             (1,971)                  (2,340)
                                                                                 ---------------------------------------------------
                                                                                            364,864                  351,806
                                                                                 ---------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................    $       863,538                  768,664
                                                                                 ===================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                                Years Ended December 31,
                                                                                ----------------------------------------------------
                                                                                    2005               2004               2003
                                                                                ----------------------------------------------------
                                                                                        (In thousands, except per share data)
REVENUES
  Income from real estate operations.......................................     $   123,139            111,626            104,501
  Equity in earnings of unconsolidated investment..........................             450                 69                  -
  Gain on involuntary conversion...........................................             243                154                  -
  Other income.............................................................             264                289                227
                                                                                ----------------------------------------------------
                                                                                    124,096            112,138            104,728
                                                                                ----------------------------------------------------
EXPENSES
  Expenses from real estate operations.....................................          34,944             31,230             30,562
  Depreciation and amortization............................................          38,512             32,068             30,591
  General and administrative...............................................           6,874              6,711              4,966
  Minority interest in joint venture.......................................             484                490                416
                                                                                ----------------------------------------------------
                                                                                     80,814             70,499             66,535
                                                                                ----------------------------------------------------

OPERATING INCOME...........................................................          43,282             41,639             38,193

OTHER INCOME (EXPENSE)
  Gain on securities.......................................................               -                  -                421
  Interest income..........................................................             247                121                 22
  Interest expense.........................................................         (23,444)           (20,349)           (18,878)
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS..........................................          20,085             21,411             19,758
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations.......................................             942                466                575
  Gain on sale of real estate investments..................................           1,164              1,450                112
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS .......................................           2,106              1,916                687
                                                                                ----------------------------------------------------

NET INCOME.................................................................          22,191             23,327             20,445

  Preferred dividends-Series A.............................................               -                  -              2,016
  Preferred dividends-Series B.............................................               -                  -              2,598
  Preferred dividends-Series D.............................................           2,624              2,624              1,305
  Costs on redemption of Series A preferred................................               -                  -              1,778
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS................................     $    19,567             20,703             12,748
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations........................................     $       .81                .91                .68
  Income from discontinued operations......................................             .10                .09                .04
                                                                                ----------------------------------------------------
  Net income available to common stockholders..............................     $       .91               1.00                .72
                                                                                ====================================================

  Weighted average shares outstanding......................................          21,567             20,771             17,819
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations........................................     $       .80                .89                .66
  Income from discontinued operations......................................             .09                .09                .04
                                                                                ----------------------------------------------------
  Net income available to common stockholders..............................     $       .89                .98                .70
                                                                                ====================================================

  Weighted average shares outstanding......................................          21,892             21,088             18,194
                                                                                ====================================================

Dividends declared per common share........................................     $      1.94               1.92               1.90
                                                                                ====================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                               Undistributed
                                                                                                 Earnings      Accumulated
                                                                    Additional                (Distributions      Other
                                                  Preferred Common   Paid-In      Unearned     in Excess of   Comprehensive
                                                    Stock    Stock   Capital    Compensation     Earnings)     Income (Loss)  Total
                                                  ----------------------------------------------------------------------------------
                                                                 (In thousands, except for share and per share data)
BALANCE, DECEMBER 31, 2002........................ $108,535     2    243,562       (2,781)           7,109            58    356,485
Comprehensive income
  Net income......................................        -     -          -            -           20,445             -     20,445
  Net unrealized change in investment securities..        -     -          -            -                -          (355)      (355)
  Net unrealized change in cash flow hedge........        -     -          -            -                -           267        267
                                                                                                                           ---------
    Total comprehensive income....................                                                                           20,357
                                                                                                                           ---------
Common dividends declared - $1.90 per share.......        -     -          -            -          (35,452)            -    (35,452)
Preferred stock dividends declared................        -     -          -            -           (5,919)            -     (5,919)
Redemption of 1,725,000 shares of Series A
  preferred stock.................................  (41,357)    -          -            -           (1,778)            -    (43,135)
Conversion of 2,800,000 shares of cumulative
  convertible preferred stock into 3,181,920
  shares of common stock..........................  (67,178)    -     67,178            -                -             -          -
Issuance of 1,320,000 shares of Series D
  preferred stock, net of expenses................   32,326     -          -            -                -             -     32,326
Issuance of 1,418,887 shares of common stock,
  common stock offerings, net of expenses.........        -     -     38,974            -                -             -     38,974
Stock-based compensation, net of forfeitures......        -     -      2,473          474                -             -      2,947
Issuance of 12,925 shares of common stock,
  dividend reinvestment plan......................        -     -        362            -                -             -        362
                                                  ----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2003........................   32,326     2    352,549       (2,307)         (15,595)          (30)   366,945
Comprehensive income
  Net income......................................        -     -          -            -           23,327             -     23,327
  Net unrealized change in cash flow hedge........        -     -          -            -                -            44         44
                                                                                                                           ---------
    Total comprehensive income....................                                                                           23,371
                                                                                                                           ---------
Common dividends declared - $1.92 per share.......        -     -          -            -          (40,315)            -    (40,315)
Preferred stock dividends declared................        -     -          -            -           (2,624)            -     (2,624)
Stock-based compensation, net of forfeitures .....        -     -      4,114          (33)               -             -      4,081
Issuance of 10,247 shares of common stock,
  dividend reinvestment plan......................        -     -        357            -                -             -        357
Other.............................................        -     -         (9)           -                -             -         (9)
                                                  ----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2004........................   32,326     2    357,011       (2,340)         (35,207)           14    351,806
Comprehensive income
  Net income......................................        -     -          -            -           22,191             -     22,191
  Net unrealized change in cash flow hedge........        -     -          -            -                -           297        297
                                                                                                                            --------
    Total comprehensive income....................                                                                           22,488
                                                                                                                            --------
Common dividends declared - $1.94 per share.......        -     -          -            -          (42,290)            -    (42,290)
Preferred stock dividends declared................        -     -          -            -           (2,624)            -     (2,624)
Issuance of 860,000 shares of common stock,
  common stock offering, net of expenses..........        -     -     31,597            -                -             -     31,597
Stock-based compensation, net of forfeitures .....        -     -      3,211          369                -             -      3,580
Issuance of 8,279 shares of common stock,
  dividend reinvestment plan......................        -     -        346            -                -             -        346
Other.............................................        -     -        (39)           -                -             -        (39)
                                                  ----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2005........................ $ 32,326     2    392,126       (1,971)         (57,930)          311    364,864
                                                  ==================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 Years Ended December 31,
                                                                                      ----------------------------------------------
                                                                                            2005          2004          2003
                                                                                      ----------------------------------------------
                                                                                                     (In thousands)
OPERATING ACTIVITIES
  Net income.........................................................................  $    22,191       23,327         20,445
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization from continuing operations.........................       38,512       32,068         30,591
    Depreciation and amortization from discontinued operations.......................          794        1,383          1,459
    Minority interest depreciation and amortization..................................         (141)        (143)          (145)
    Amortization of mortgage loan premiums...........................................         (333)         (24)             -
    Gain on sale of real estate investments from discontinued operations.............       (1,164)      (1,450)          (112)
    Gain on involuntary conversion...................................................         (243)        (154)             -
    Gain on real estate investment trust (REIT) shares...............................            -            -           (421)
    Stock-based compensation expense.................................................        2,048        1,256            620
    Equity in earnings of unconsolidated investment net of distributions.............          (20)         (69)             -
    Changes in operating assets and liabilities:
      Accrued income and other assets................................................          579       (2,560)        (1,139)
      Accounts payable, accrued expenses and prepaid rent............................        4,750        3,890         (1,000)
                                                                                      ----------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES............................................       66,973       57,524         50,298
                                                                                      ----------------------------------------------

INVESTING ACTIVITIES
  Real estate development............................................................      (58,192)     (19,196)       (22,238)
  Purchases of real estate...........................................................      (46,507)     (19,666)       (19,034)
  Real estate improvements...........................................................      (11,262)     (10,866)       (10,929)
  Purchase of unconsolidated investment..............................................            -       (9,187)             -
  Distributions from unconsolidated investment.......................................        6,658            -              -
  Advances on mortgage loans receivable..............................................            -       (7,550)             -
  Repayments on mortgage loans receivable............................................        7,550            -             13
  Proceeds from sale of real estate investments......................................        6,034        5,340            841
  Proceeds from sale and liquidation of REIT shares..................................            -            -          1,729
  Changes in other assets and other liabilities......................................       (3,249)      (4,235)        (4,907)
                                                                                      ----------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES................................................      (98,968)     (65,360)       (54,525)
                                                                                      ----------------------------------------------

FINANCING ACTIVITIES
  Proceeds from bank borrowings......................................................      187,286      153,572        175,944
  Repayments on bank borrowings......................................................     (156,953)    (119,691)      (197,351)
  Proceeds from mortgage notes payable...............................................       39,000       30,300         45,500
  Principal payments on mortgage notes payable.......................................      (25,880)     (14,416)        (9,599)
  Debt issuance costs................................................................         (664)      (1,436)          (716)
  Distributions paid to stockholders.................................................      (44,907)     (42,550)       (42,749)
  Redemption of Series A preferred stock.............................................            -            -        (43,135)
  Proceeds from Series D preferred stock offering....................................            -            -         32,326
  Proceeds from common stock offerings...............................................       31,597            -         38,974
  Proceeds from exercise of stock options............................................        1,507        2,592          2,539
  Proceeds from dividend reinvestment plan...........................................          346          357            362
  Other..............................................................................        1,370       (1,470)         2,535
                                                                                      ----------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES............................................       32,702        7,258          4,630
                                                                                      ----------------------------------------------

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS.....................................          707         (578)           403
  CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....................................        1,208        1,786          1,383
                                                                                      ----------------------------------------------
  CASH AND CASH EQUIVALENTS AT END OF YEAR...........................................  $     1,915        1,208          1,786
                                                                                      ==============================================

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest, net of amount capitalized of $2,485, $1,715 and $2,077
    for 2005, 2004 and 2003, respectively............................................  $    22,842       19,638         18,068
  Conversion of cumulative preferred stock into common stock.........................            -            -         67,178
  Fair value of debt assumed by the Company in the purchase of real estate...........       30,500        2,091          1,478
  Common stock awards issued to employees and directors, net of forfeitures..........        1,000          879            (73)

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004 AND 2003

(1) SIGNIFICANT ACCOUNTING POLICIES

(a)  Principles of Consolidation
     The consolidated financial statements include the accounts of EastGroup Properties, Inc. (the Company or EastGroup), its wholly-owned subsidiaries and its investment in any joint ventures in which the Company has a controlling interest. At December 31, 2005, 2004 and 2003, the Company had a controlling interest in one joint venture: the 80% owned University Business Center. The Company records 100% of the joint venture's assets, liabilities, revenues and expenses with minority interest provided for in accordance with the joint venture agreement. The equity method of accounting is used for the Company's 50% undivided tenant-in-common interest in Industry Distribution Center II (see Note
3). All significant intercompany transactions and accounts have been eliminated in consolidation.

(b)  Income Taxes
     EastGroup, a Maryland corporation, has qualified as a real estate investment trust (REIT) under Sections 856-860 of the Internal Revenue Code and intends to continue to qualify as such. To maintain its status as a REIT, the Company is required to distribute 90% of its ordinary taxable income to its stockholders. The Company has the option of (i) reinvesting the sales price of properties sold through tax-deferred exchanges, allowing for a deferral of capital gains on the sale, (ii) paying out capital gains to the stockholders with no tax to the Company, or (iii) treating the capital gains as having been distributed to the stockholders, paying the tax on the gain deemed distributed and allocating the tax paid as a credit to the stockholders. The Company distributed all of its 2005, 2004 and 2003 taxable income to its stockholders. Accordingly, no provision for income taxes was necessary. The following table summarizes the federal income tax treatment for all distributions by the Company for the years ended 2005, 2004 and 2003.

Federal Income Tax Treatment of Share Distributions

                                                                   Years Ended December 31,
                                                           ---------------------------------------
                                                               2005          2004         2003
                                                           ---------------------------------------
        Common Share Distributions:
            Ordinary income...........................      $  1.4816        1.4860      1.68388
            Return of capital.........................          .3724         .4060       .21612
            Long-term 15% capital gain................          .0032         .0140            -
            Long-term 25% capital gain................          .0828         .0140            -
                                                           ---------------------------------------
        Total Common Distributions....................      $  1.9400        1.9200      1.90000
                                                           =======================================

        Series A Preferred Share Distributions:
            Ordinary income...........................      $       -             -      1.08125
                                                           ---------------------------------------
        Total Preferred A Distributions...............      $       -             -      1.08125
                                                           =======================================

        Series B Preferred Share Distributions:
            Ordinary income...........................      $       -             -      1.64100
                                                           ---------------------------------------
        Total Preferred B Distributions...............      $       -             -      1.64100
                                                           =======================================

        Series D Preferred Share Distributions:
            Ordinary income...........................      $  1.8788        1.9512       .98830
            Long-term 15% capital gain................          .0044         .0180            -
            Long-term 25% capital gain................          .1044         .0184            -
                                                           ---------------------------------------
        Total Preferred D Distributions...............      $  1.9876        1.9876       .98830
                                                           =======================================

     The Company's income differs for tax and financial reporting purposes principally because of (1) the timing of the deduction for the provision for possible losses and losses on investments, (2) the timing of the recognition of gains or losses from the sale of investments, (3) different depreciation methods and lives, and (4) real estate properties having a different basis for tax and financial reporting purposes.

(c)  Income Recognition
     Minimum rental income from real estate operations is recognized on a straight-line basis. The straight-line rent calculation on leases includes the effects of rent concessions and scheduled rent increases, and the calculated straight-line rent income is recognized over the lives of the individual leases. The Company maintains allowances for doubtful accounts receivables, including deferred rent receivable, based upon estimates determined by management. Management specifically analyzes aged receivables, customer credit-worthiness, historical bad debts and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.
     Interest income on mortgage loans receivable is recognized based on the accrual method unless a significant uncertainty of collection exists. If a significant uncertainty exists, interest income is recognized as collected.
     The Company recognizes gains on sales of real estate in accordance with the principles set forth in Statement of Financial Accounting Standards (SFAS) No. 66, "Accounting for Sales of Real Estate." Upon closing of real estate transactions, the provisions of SFAS No. 66 require consideration for the transfer of rights of ownership to the purchaser, receipt of an adequate cash down payment from the purchaser, adequate continuing investment by the purchaser and no substantial continuing involvement by the Company. If the requirements for recognizing gains have not been met, the sale and related costs are recorded, but the gain is deferred and recognized by a method other than the full accrual method.

(d)  Real Estate Properties
     Geographically, the Company's investments are concentrated in major Sunbelt markets of the United States, primarily in the states of Florida, Texas, California and Arizona. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Real estate properties held for investment are reported at the lower of the carrying amount or fair value. Depreciation of buildings and other improvements, including personal property, is computed using the straight-line method over estimated useful lives of generally 40 years for buildings and 3 to 15 years for improvements and personal property. Building improvements are capitalized, while maintenance and repair expenses are charged to expense as incurred. Significant renovations and improvements that extend the useful life of or improve the assets are capitalized. Depreciation expense for continuing and discontinued operations was $32,693,000, $29,249,000 and $28,128,000 for 2005, 2004 and 2003, respectively.

(e)  Capitalized Development Costs
     During the industrial development stage, costs associated with development (i.e., land, construction costs, interest expense during construction and lease-up, property taxes and other direct and indirect costs associated with development) are aggregated into the total capitalization of the property. Included in these costs are management's estimates for the portions of internal costs (primarily personnel costs) that are deemed directly or indirectly related to such development activities. As the property becomes occupied, interest, depreciation, property taxes and other costs for the percentage occupied only are expensed as incurred. When the property becomes 80% occupied or one year after completion of the shell construction, whichever comes first, the property is no longer considered a development property and becomes an industrial property. When the property becomes classified as an industrial property, the entire property is depreciated accordingly, and all interest and property taxes are expensed.

(f)  Real Estate Held for Sale
     Real estate properties that are held for sale are reported at the lower of the carrying amount or fair value less estimated costs to sell and are not depreciated while they are held for sale. In accordance with the guidelines established under SFAS No. 144, the results of operations for the properties sold or held for sale during the reported periods are shown under Discontinued Operations on the consolidated income statements. Interest expense is not generally allocated to the properties that are held for sale or whose operations are included under Discontinued Operations unless the mortgage is required to be paid in full upon the sale of the property.

(g)  Investment in Real Estate Investment Trusts
     Marketable equity securities owned by the Company are categorized as available-for-sale securities. Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders' equity until realized. The costs of these investments are adjusted to fair market value with an equity adjustment to account for unrealized gains/losses as indicated above. At December 31, 2005 and 2004, the Company had no investments in marketable equity securities.

(h)  Derivative Instruments and Hedging Activities
     The Company applies SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivatives be recognized as either assets or liabilities in the balance sheet and measured at fair value. Changes in fair value are to be reported either in earnings or as a component of stockholders' equity depending on the intended use of the derivative and the resulting designation. Entities applying hedge accounting are required to establish at the inception of the hedge the method used to assess the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. The Company has an interest rate swap agreement, which is summarized in Note 6.

(i)   Cash Equivalents
     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(j)  Amortization
     Debt origination costs are deferred and amortized using the straight-line method over the term of the loan. Amortization of loan costs for continuing operations was $801,000, $831,000 and $797,000 for 2005, 2004 and 2003,
respectively.
     Leasing costs are deferred and amortized using the straight-line method over the term of the lease. Leasing costs amortization expense for continuing and discontinued operations was $3,863,000, $3,392,000 and $3,562,000 for 2005,
2004 and 2003, respectively. Amortization expense for in-place lease intangibles is disclosed in Business Combinations and Acquired Intangibles.

(k)  Business Combinations and Acquired Intangibles
     Upon acquisition of real estate properties, the Company applies the principles of SFAS No. 141, "Business Combinations," to determine the allocation of the purchase price among the individual components of both the tangible and intangible assets based on their respective fair values. The Company determines whether any financing assumed is above or below market based upon comparison to similar financing terms for similar properties. The cost of the properties acquired may be adjusted based on indebtedness assumed from the seller that is determined to be above or below market rates. The allocation to tangible assets (land, building and improvements) is based upon management's determination of the value of the property as if it were vacant using discounted cash flow models.
     Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. The remaining purchase price is allocated among three categories of intangible assets consisting of the above or below market component of in-place leases, the value of in-place leases and the value of customer relationships. The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management's estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above and below market leases are included in Other Assets and Other Liabilities, respectively, on the consolidated balance sheets and are amortized to rental income over the remaining terms of the respective leases. The total amount of intangible assets is further allocated to in-place lease values and to customer relationship values based upon management's assessment of their respective values. These intangible assets are included in Other Assets on the consolidated balance sheets and are amortized over the remaining term of the existing lease, or the anticipated life of the customer relationship, as applicable. Amortization expense for in-place lease intangibles was $2,750,000, $810,000 and $360,000 for 2005, 2004 and 2003, respectively. Amortization of above and below market leases was immaterial for all periods presented. Projected amortization of in-place lease intangibles for the next five years as of December 31, 2005 is as follows:

           Year                   (In thousands)
      -------------------------------------------
      2006........................    $2,480
      2007........................     1,540
      2008........................       900
      2009........................       604
      2010........................       256

     Total cost of the properties acquired for 2005 was $76,786,000, of which $70,882,000 was allocated to real estate properties. In accordance with SFAS No. 141, intangibles associated with the purchases of real estate were allocated as follows: $5,882,000 to in-place lease intangibles and $337,000 to above market leases (both included in Other Assets on the balance sheet) and $315,000 to below market leases (included in Other Liabilities on the balance sheet). All of these costs are amortized over the remaining lives of the associated leases in place at the time of acquisition. The Company paid cash of $46,286,000 for the properties and intangibles acquired, assumed mortgages of $29,218,000 and recorded premiums totaling $1,282,000 to adjust the mortgage loans assumed to fair value.
     The Company periodically reviews (at least annually) the recoverability of goodwill and (on a quarterly basis) the recoverability of other intangibles for possible impairment. In management's opinion, no material impairment of goodwill and other intangibles existed at December 31, 2005 and 2004.

(l)  Stock-Based Compensation
     The Company has a management incentive plan, which was adopted in 2004 (the "2004 Plan"), under which employees of the Company are issued common stock in the form of restricted stock and may, in the future, be issued other forms of stock-based compensation. Vesting in the stock is dependent on the achievement of goals and/or the passage of time. The purpose of the restricted stock plan is to act as a retention device since it allows participants to benefit from dividends as well as potential stock appreciation, while also aligning participants' interests with shareholder interests. The 2004 Plan replaced a previous plan adopted in 1994 (the "1994 Plan"), under which employees of the Company were also granted stock option awards, restricted stock and other forms of stock-based compensation.
     The Company accounts for restricted stock in accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, Accounting for Stock-Based Compensation, and accordingly, compensation expense is recognized over the expected vesting period using the straight-line method. The Company records the fair market value of the restricted stock to additional paid-in capital when the shares are granted and offsets unearned compensation by the same amount. The unearned compensation is amortized over the restricted period into compensation expense. Previously expensed stock-based compensation related to forfeited shares reduces compensation expense during the period in which the shares are forfeited. During the restricted period, the Company accrues dividends and holds the certificates for the shares; however, the employee can vote the shares. Share certificates and dividends are delivered to the employee as they vest.
     Expected option lives for options granted to directors were eight years for 2003. The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions used for 2003: risk-free interest rate of 3.41%, dividend yield of 11.13%, and volatility factor of 18.8%. The weighted average fair value of each option granted for 2003 was $.36. No stock options were granted during 2005 and 2004. Stock-based compensation expense for options was immaterial for 2004 and 2003, with an immaterial effect to pro forma net income available to common stockholders and no effect to basic or diluted earnings per share (EPS). The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

                                                                                ---------------------------------------
                                                                                    2005          2004          2003
                                                                                ---------------------------------------
                                                                                 (In thousands, except per share data)
        Net income available to common stockholders as reported...........       $  19,567        20,703        12,748
        Add: Stock options compensation expense
                 included in reported net income..........................               -             1             8
        Deduct: Total stock options compensation
                 expense determined under fair value based
                 method for all awards....................................               -            (1)          (13)
                                                                                ---------------------------------------
        Net income available to common stockholders pro forma.............       $  19,567        20,703        12,743
                                                                                =======================================

        Earnings per share:
                 Basic - as reported......................................       $     .91          1.00           .72
                 Basic - pro forma........................................             .91          1.00           .72
                 Diluted - as reported....................................             .89           .98           .70
                 Diluted - pro forma......................................             .89           .98           .70

(m)  Earnings Per Share
     Basic EPS represents the amount of earnings for the period available to each share of common stock outstanding during the reporting period. The Company's basic EPS is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding.
     Diluted EPS represents the amount of earnings for the period available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The Company calculates diluted EPS by totaling net income available to common stockholders plus dividends on dilutive convertible preferred shares and dividing this numerator by the weighted average number of common shares outstanding plus the dilutive effect of stock options, nonvested restricted stock and convertible preferred stock, had the options or conversions been exercised. The dilutive effect of stock options and their equivalents (such as nonvested restricted stock) was determined using the treasury stock method which assumes exercise of the options as of the beginning of the period or when issued, if later, and assumes proceeds from the exercise of options are used to purchase common stock at the average market price during the period. The dilutive effect of convertible securities was determined using the if-converted method.

(n)  Involuntary Conversion
     In 2005, the Company recognized a gain on an involuntary conversion of $243,000 resulting from insurance proceeds exceeding the net book value of a roof replaced due to hurricane damage. In 2004, the Company recognized a gain on an involuntary conversion of $154,000 resulting from insurance proceeds exceeding the net book value of two roofs replaced due to tornado damage.

(o)  Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses during the reporting period, and to disclose material contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

(p)  New Accounting Pronouncements
     In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29. This new standard is the result of a broader effort by the FASB to improve financial reporting by eliminating differences between GAAP in the United States and GAAP developed by the International Accounting Standards Board (IASB). As part of this effort, the FASB and the IASB identified opportunities to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. SFAS 153 amends APB Opinion No. 29 (Opinion 29), Accounting for Nonmonetary Transactions, which was issued in 1973. The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replaced it with a broader exception for exchanges of nonmonetary assets that do not have "commercial substance." Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of this Statement in June 2005 had no impact on its overall financial position or results of operation as the Company had no nonmonetary asset exchanges during the periods presented nor does it expect to have nonmonetary asset exchanges in the immediate future.
     In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations-an interpretation of FASB Statement No.
143. This Interpretation clarifies that the term conditional asset retirement obligation as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred-generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted this Interpretation on December 31, 2005 with no impact to its financial positions or results of operations.

(q)  Reclassifications
     Certain reclassifications have been made in the 2004 and 2003 consolidated financial statements to conform to the 2005 presentation.

(2) REAL ESTATE OWNED

     EastGroup has one reportable segment--industrial properties. These properties are primarily located in major Sunbelt regions of the United States, have similar economic characteristics and also meet the other criteria that permit the properties to be aggregated into one reportable segment. The Company's real estate properties at December 31, 2005 and 2004 were as follows:

                                                                            December 31,
                                                                    ----------------------------
                                                                         2005          2004
                                                                    ----------------------------
                                                                           (In thousands)
        Real estate properties:
           Land................................................      $   152,954      139,857
           Buildings and building improvements.................          656,897      595,852
           Tenant and other improvements.......................          133,734      109,430
        Development............................................           77,483       39,330
                                                                    ----------------------------
                                                                       1,021,068      884,469
           Less accumulated depreciation.......................         (206,427)    (174,662)
                                                                    ----------------------------
                                                                     $   814,641      709,807
                                                                    ============================

     The Company is currently developing the properties detailed below. Costs incurred include capitalization of interest costs during the period of construction. The interest costs capitalized on real estate properties for 2005 were $2,485,000 compared to $1,715,000 for 2004 and $2,077,000 for 2003.
     Total capital investment for development during 2005 was $58,192,000. In addition to the costs incurred for the year as detailed in the table below, development costs included $4,017,000 for improvements on developments during the 12-month period following transfer to Real Estate Properties.

                                                                                 Costs Incurred
                                                                 ----------------------------------------------
                                                                     Costs       For the Year
                                                                  Transferred       Ended         Cumulative       Estimated
                                                        Size        in 2005        12/31/05     as of 12/31/05    Total Costs
                                                    ---------------------------------------------------------------------------
DEVELOPMENT                                          (Unaudited)                                                  (Unaudited)
-------------------------------------------------------------------------------------------------------------------------------
                                                    (Square feet)                      (In thousands)
LEASE-UP
  Executive Airport CC II, Fort Lauderdale, FL.....      55,000   $         -          1,513           4,484           4,600
  Southridge I, Orlando, FL........................      41,000             -          2,087           2,931           3,900
  Southridge V, Orlando, FL........................      70,000             -          3,390           4,672           4,900
  Palm River South II, Tampa, FL...................      82,000         1,457          2,578           4,035           4,500
  Sunport Center VI, Orlando, FL...................      63,000         1,044          2,290           3,334           3,800
  Techway SW III, Houston, TX......................     100,000         1,150          3,246           4,396           5,700
                                                    ---------------------------------------------------------------------------
Total Lease-up.....................................     411,000         3,651         15,104          23,852          27,400
                                                    ---------------------------------------------------------------------------

UNDER CONSTRUCTION
  World Houston 15, Houston, TX....................      63,000         1,007          1,420           2,427           5,800
  World Houston 21, Houston, TX....................      68,000           569          1,523           2,092           3,800
  Southridge IV, Orlando, FL.......................      70,000         1,905          1,525           3,430           4,700
  Santan 10 II, Chandler, AZ.......................      85,000         1,383          1,490           2,873           4,900
  Arion 14, San Antonio, TX........................      66,000           517          1,134           1,651           3,700
  Arion 17, San Antonio, TX........................      40,000           710            618           1,328           3,500
  Oak Creek III,  Tampa, FL........................      61,000           942              -             942           3,700
  Southridge II, Orlando, FL.......................      41,000         1,456              -           1,456           4,700
  Castilian Research Center, Santa Barbara, CA.....      35,000             -          4,191           4,191           5,800
                                                    ---------------------------------------------------------------------------
Total Under Construction...........................     529,000         8,489         11,901          20,390          40,600
                                                    ---------------------------------------------------------------------------

PROSPECTIVE DEVELOPMENT (PRIMARILY LAND)
  Phoenix, AZ......................................     129,000        (1,383)           348           1,161           6,500
  Tucson, AZ.......................................      70,000             -              -             326           3,500
  Tampa, FL........................................     464,000        (2,399)         5,813           4,871          25,300
  Orlando, FL......................................     814,000        (4,405)         5,824           8,585          59,100
  West Palm Beach, FL..............................      20,000             -             76             554           2,300
  Fort Myers, FL...................................     126,000             -          2,081           2,081           8,800
  El Paso, TX......................................     251,000             -              -           2,444           9,600
  Houston, TX......................................   1,317,000        (2,726)         8,336          11,514          69,300
  San Antonio, TX..................................      65,000        (1,227)         2,227           1,000           5,200
  Jackson, MS......................................      28,000             -            124             705           2,000
                                                    ---------------------------------------------------------------------------
Total Prospective Development......................   3,284,000       (12,140)        24,829          33,241         191,600
                                                    ---------------------------------------------------------------------------
                                                      4,224,000   $         -         51,834          77,483         259,600
                                                    ===========================================================================

DEVELOPMENTS COMPLETED AND TRANSFERRED
TO REAL ESTATE PROPERTIES DURING THE
YEAR ENDED DECEMBER 31, 2005
  Santan 10, Chandler, AZ..........................      65,000   $         -            187           3,493
  Sunport Center V, Orlando, FL....................      63,000             -              5           3,259
  Palm River South I, Tampa, FL....................      79,000             -            650           3,842
  World Houston 16, Houston, TX....................      94,000             -          1,499           4,766
                                                    --------------------------------------------------------------
Total Transferred to Real Estate Properties........     301,000   $         -          2,341          15,360  (1)
                                                    ==============================================================

(1) Represents cumulative costs at the date of transfer.

     At December 31, 2004, the Company was offering for sale the Delp Distribution Center II in Memphis, Tennessee with a carrying value of $1,662,000 and 8.26 acres of land in Houston, Texas and Tampa, Florida with a carrying amount of $975,000. During the first quarter of 2005, the Company sold Delp II. During the second quarter of 2005, Lamar Distribution Center II was transferred to real estate held for sale and was subsequently sold during the quarter. During the third quarter, the Company sold the Tampa land with a carrying amount of $202,000. At December 31, 2005, the Houston land with a total carrying value of $773,000 was held for sale. No loss is anticipated on the sale of the properties that are held for sale.
     In accordance with the guidelines established under SFAS No. 144, the results of operations for the properties sold or held for sale during the reported periods are shown under Discontinued Operations on the consolidated income statements. No interest expense was allocated to the properties that are held for sale or whose operations are included under Discontinued Operations except for Lamar Distribution Center II, the mortgage of which was required to be paid in full upon the sale of the property. Accordingly, Discontinued Operations includes interest expense of $64,000, $132,000 and $137,000 for 2005, 2004 and 2003, respectively. A summary of gains on sale of real estate investments for the years ended December 31, 2005, 2004 and 2003 follows:

Gains on Sale of Real Estate Investments

                                                                                     Date          Net                    Recognized
             Real Estate Properties             Location               Size          Sold      Sales Price       Basis       Gain
        ----------------------------------------------------------------------------------------------------------------------------
                                                                                                            (In thousands)
        2005
        Delp Distribution Center II.........   Memphis, TN          102,000 SF     02/23/05    $    2,085        1,708          377
        Lamar Distribution Center II........   Memphis, TN          151,000 SF     06/30/05         3,710        2,956          754
        Sabal Land..........................   Tampa, FL            1.9 Acres      09/30/05           239          206           33
                                                                                              --------------------------------------
                                                                                               $    6,034        4,870        1,164
                                                                                              ======================================
        2004
        Getwell Distribution Center.........   Memphis, TN          26,000 SF      06/30/04    $      746          685           61
        Sample 95 Business Park III.........   Pompano Beach, FL    18,000 SF      07/01/04         1,994          711        1,283
        Viscount Distribution Center........   Dallas, TX           104,000 SF     08/20/04         2,197        2,091          106
        Sabal Land..........................   Tampa, FL            4.4 Acres      10/04/04           403          403            -
                                                                                              --------------------------------------
                                                                                               $    5,340        3,890        1,450
                                                                                              ======================================
        2003
        Air Park Distribution Center II.....   Memphis, TN          17,000 SF      02/14/03    $      445          339          106
        Orlando Central Park Land...........   Orlando, FL          2.6 Acres      07/30/03           396          390            6
                                                                                              --------------------------------------
                                                                                               $      841          729          112
                                                                                              ======================================

     The following schedule indicates approximate future minimum rental receipts under noncancelable leases for real estate properties by year as of December 31, 2005:

Future Minimum Rental Receipts Under Noncancelable Leases

                  Years Ended December 31,             (In thousands)
        --------------------------------------------------------------
        2006......................................      $      97,601
        2007......................................             80,650
        2008......................................             61,609
        2009......................................             44,313
        2010......................................             28,754
        Thereafter................................             53,772
                                                       ---------------
           Total minimum receipts.................      $     366,699
                                                       ===============

Ground Leases
     As of December 31, 2005, the Company owned two properties in Florida, two properties in Texas, one property in Arizona and one property in Mississippi that are subject to ground leases. These leases have terms of 40 to 75 years, expiration dates of August 2031 to November 2076, and renewal options of 15 to 35 years, except for the one lease in Arizona which is automatically renewed annually. Total lease expenditures for the years ended December 31, 2005, 2004 and 2003 were $686,000, $679,000 and $676,000, respectively. Payments on five of the properties are subject to increases at 3 to 10 year intervals based upon the agreed or appraised fair market value of the leased premises on the adjustment date or the Consumer Price Index percentage increase since the base rent date. The following schedule indicates approximate future minimum lease payments for these properties by year as of December 31, 2005:

Future Minimum Ground Lease Payments

                  Years Ended December 31,              (In thousands)
        ----------------------------------------------------------------
        2006......................................      $         688
        2007......................................                687
        2008......................................                687
        2009......................................                687
        2010......................................                687
        Thereafter................................             17,197
                                                       -----------------
           Total minimum payments.................      $      20,633
                                                       =================

(3) UNCONSOLIDATED INVESTMENT

     In November 2004, the Company acquired a 50% undivided tenant-in-common interest in Industry Distribution Center II, a 309,000 square foot warehouse distribution building in the City of Industry (Los Angeles), California. The building was constructed in 1998 and is 100% leased through December 2014 to a single tenant who owns the other 50% interest in the property. This investment is accounted for under the equity method of accounting and had a carrying value of $2,618,000 at December 31, 2005, a decrease of $6,638,000 from $9,256,000 at
December 31, 2004. At the end of May 2005, EastGroup and the property co-owner closed a nonrecourse first mortgage loan secured by Industry Distribution Center
II. The $13.3 million loan has a fixed interest rate of 5.31%, a ten-year term and an amortization schedule of 25 years. The co-owner's 50% share of the loan proceeds ($6.65 million) were paid to EastGroup and reduced the Company's mortgage loan receivable (see Note 4). EastGroup's 50% share of the loan proceeds ($6.65 million) reduced the carrying value of the investment. EastGroup's share of this mortgage was $6,585,000 at December 31, 2005.

(4) MORTGAGE LOANS RECEIVABLE

     In connection with the closing of the investment in Industry Distribution Center II, EastGroup advanced a total of $7,550,000 in two separate notes to the property co-owner, one for $6,750,000 and one for $800,000. As discussed in Note 3, the Company and the property co-owner secured permanent fixed-rate financing on the investment in Industry Distribution Center II in May 2005. As part of this transaction, the loan proceeds payable to the property co-owner ($6.65 million) were paid to EastGroup to reduce the $6.75 million note. Also at the closing of the permanent financing, the co-owner repaid the remaining balance of $100,000 on this note. The $800,000 note was repaid in full to EastGroup during the last half of 2005. Mortgage interest income for these notes was $224,000 for 2005 and $65,000 for 2004.

(5) OTHER ASSETS

     A summary of the Company's Other Assets follows:

                                                                                                  December 31,
                                                                                           --------------------------
                                                                                               2005          2004
                                                                                           --------------------------
                                                                                                 (In thousands)
        Leasing costs (principally commissions), net of accumulated amortization.......     $  13,630        12,003
        Deferred rent receivable, net of allowance for doubtful accounts...............        12,773        10,832
        Accounts receivable, net of allowance for doubtful accounts....................         2,930         2,316
        Acquired in-place lease intangibles, net of accumulated amortization
          of $3,580 and $999 for 2005 and 2004, respectively...........................         6,062         2,931
        Goodwill.......................................................................           990           990
        Prepaid expenses and other assets..............................................         7,206         9,134
                                                                                           --------------------------
                                                                                            $  43,591        38,206
                                                                                           ==========================

(6) NOTES PAYABLE TO BANKS

     The Company has a three-year, $175 million unsecured revolving credit facility with a group of nine banks that matures in January 2008. The Company customarily uses this line of credit for acquisitions and developments. The interest rate on the facility is based on the LIBOR index and varies according to debt-to-total asset value ratios, with an annual facility fee of 20 basis points. EastGroup's interest rate under this facility is LIBOR plus .95%, except that it may be lower based upon the competitive bid option in the note (the Company was first eligible under this facility to exercise its option to solicit competitive bid offers in June 2005). The line of credit can be expanded by $100 million and has a one-year extension at EastGroup's option. At December 31, 2005, the weighted average interest rate was 5.15% on a balance of $113,000,000. The interest rate on each tranche is currently reset on a monthly basis.
     The Company has a one-year $20 million unsecured revolving credit facility with PNC Bank, N.A. that matured in December 2005 and was renewed with a maturity date of November 2006. This credit facility is customarily used for working cash needs. The interest rate on the facility is based on LIBOR and varies according to debt-to-total asset value ratios; it is currently LIBOR plus 1.10%. At December 31, 2005, the interest rate was 5.49% on $3,764,000.
     Average bank borrowings were $100,504,000 in 2005 compared to $66,867,000 in 2004 with weighted average interest rates of 4.53% in 2005 compared to 2.76% in 2004. Weighted average interest rates including amortization of loan costs were 4.89% for 2005 and 3.36% for 2004. Amortization of bank loan costs was $357,000, $404,000 and $409,000 for 2005, 2004 and 2003, respectively.
     The Company's bank credit facilities have certain restrictive covenants, and the Company was in compliance with all of its debt covenants at December 31, 2005.
     The Company has an interest rate swap agreement to hedge its exposure to the variable interest rate on the Company's $10,345,000 Tower Automotive Center recourse mortgage (see Note 7). Under the swap agreement, the Company effectively pays a fixed rate of interest over the term of the agreement without the exchange of the underlying notional amount. This swap is designated as a cash flow hedge and is considered to be fully effective in hedging the variable rate risk associated with the Tower mortgage loan. Changes in the fair value of the swap are recognized in accumulated other comprehensive income (loss). The Company does not hold or issue this type of derivative contract for trading or speculative purposes. The interest rate swap agreement is summarized as follows:

                          Current Notional                                                        Fair Value         Fair Value
        Type of Hedge          Amount         Maturity Date    Reference Rate    Fixed Rate      at 12/31/05         at 12/31/04
        ---------------------------------------------------------------------------------------------------------------------------
                           (In thousands)                                                                 (In thousands)
             Swap            $10,345(1)         12/31/10        1 month LIBOR       4.03%            $311                 $14

(1) This mortgage is backed by a letter of credit totaling $10,464,000 at December 31, 2005. The letter of credit is renewable annually and expires on January 15, 2011.

(7) MORTGAGE NOTES PAYABLE

     A summary of mortgage notes payable follows:

                                                                                         Carrying Amount
                                                                 Monthly                  of Securing       Balance at December 31,
                                                                   P&I       Maturity    Real Estate at     ------------------------
Property                                                Rate     Payment       Date     December 31, 2005      2005         2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         (In thousands)
Westport Commerce Center.............................  8.000%   $  28,021   Repaid 03/05    $          -           -        2,407
Lamar Distribution Center II.........................  6.900%      16,925   Repaid 06/05               -           -        1,820
Exchange Distribution Center I.......................  8.375%      21,498   Repaid 07/05               -           -        1,816
Lake Pointe Business Park............................  8.125%      81,675   Repaid 07/05               -           -        9,830
Jetport Commerce Park................................  8.125%      33,769   Repaid 09/05               -           -        2,913
Huntwood Distribution Center.........................  7.990%     100,250     08/22/06            15,292      10,761       11,089
Wiegman Distribution Center..........................  7.990%      46,269     08/22/06             7,893       4,967        5,118
Arion Business Park(1)...............................  4.450%     102,329     12/01/06            33,063      20,784            -
World Houston 1 & 2..................................  7.770%      33,019     04/15/07             5,053       4,122        4,195
E. University I & II, Broadway VI, 55th Avenue
  and Ethan Allen....................................  8.060%      96,974     06/26/07            20,711      10,653       10,945
Dominguez, Kingsview, Walnut, Washington,
  Industry and Shaw..................................  6.800%     358,770     03/01/09            54,530      37,532       39,222
Auburn Facility......................................  8.875%      52,109     09/01/09            12,992       1,988        2,416
Tower Automotive Center (recourse)(2)................  5.300%  Semiannual     01/15/11             9,879      10,345       10,620
Interstate I, II & III, Venture, Stemmons Circle,
  Glenmont I & II,  West Loop I & II, Butterfield
  Trail and Rojas....................................  7.250%     325,263     05/01/11            44,521      41,529       42,388
America Plaza, Central Green and World Houston 3-9...  7.920%     191,519     05/10/11            26,834      24,958       25,266
University Business Center (120 & 130 Cremona).......  6.430%      81,856     05/15/12             9,561       6,372        6,925
University Business Center (125 & 175 Cremona).......  7.980%      88,607     06/01/12            13,123      10,499       10,715
Oak Creek Distribution Center IV.....................  5.680%      31,253     06/01/12             7,253       4,439            -
Airport Distribution, Southpointe, Broadway I, III
  & IV, Southpark, 51st Avenue, Chestnut, Main
  Street, Interchange Business Park,
  North Stemmons I and World Houston 12 & 13.........  6.860%     279,149     09/01/12            43,146      37,801       38,531
Interstate Distribution Center - Jacksonville........  5.640%      31,645     01/01/13             7,372       4,934            -
Broadway V, 35th Avenue, Sunbelt, Freeport,
  Lockwood, Northwest Point, Techway Southwest I
  and World Houston 10, 11 & 14......................  4.750%     259,403     09/05/13            45,085      43,245       44,278
Kyrene Distribution Center I.........................  9.000%      11,246     07/01/14             2,406         805          865
World Houston 17, Kirby, Americas Ten I, Shady
  Trail, Palm River North I, II & III and
  Westlake I & II(3).................................  5.680%     143,420     10/10/14            30,799      30,300       30,300
Chamberlain, Lake Pointe, Techway Southwest II
  and World Houston 19 & 20..........................  4.980%     256,952     12/05/15            23,853      39,000            -
Blue Heron Distribution Center II....................  5.390%      16,176     02/29/20             5,832       1,927        2,015
                                                                                           -----------------------------------------
                                                                                            $    419,198     346,961      303,674
                                                                                           =========================================

(1) Interest only is paid on this note until December 2006.
(2) The Tower Automotive mortgage has a variable interest rate based on the one-month LIBOR. EastGroup has an interest rate swap agreement that fixes the rate at 4.03% for the 8-year term. Interest and related fees result in an annual effective interest rate of 5.3%. Semiannual principal payments are made on this note; interest is paid monthly. (See Note 6.) The principal amounts of these payments increase incrementally as the loan approaches maturity.
(3) Interest only is paid on this note until November 2006.

     The Company currently intends to repay its debt service obligations, both in the short- and long-term, through its operating cash flows, borrowings under its lines of credit, proceeds from new mortgage debt and/or proceeds from the issuance of equity instruments. Principal payments due during the next five years as of December 31, 2005 are as follows:

               Year              (In thousands)
         ---------------------------------------
         2006...................    $  45,044
         2007...................       23,398
         2008...................        9,608
         2009...................       39,596
         2010...................        7,904

(8) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     A summary of the Company's Accounts Payable and Accrued Expenses follows:

                                                                      December 31,
                                                               --------------------------
                                                                   2005          2004
                                                               --------------------------
                                                                     (In thousands)
        Property taxes payable............................      $    8,224        6,689
        Development costs payable.........................           2,777          921
        Dividends payable.................................           2,363        2,355
        Other payables and accrued expenses...............           9,577        6,216
                                                               ---------------------------
                                                                $   22,941       16,181
                                                               ===========================

 (9) COMMON STOCK ACTIVITY

     The following table presents the common stock activity for the three years ended December 31, 2005:

                                                                           Years Ended December 31,
                                                               -------------------------------------------------
                                                                    2005              2004            2003
                                                               -------------------------------------------------
                                                                                Common Shares
        Shares outstanding at beginning of year...........       21,059,164        20,853,780     16,104,356
        Conversion of preferred into common stock.........                -                 -      3,181,920
        Common stock offerings............................          860,000                 -      1,418,887
        Stock options exercised...........................           72,415           167,380        139,584
        Dividend reinvestment plan........................            8,279            10,247         12,925
        Management incentive stock awarded................                -                 -          2,108
        Incentive restricted stock granted................           33,446            36,767              -
        Incentive restricted stock forfeited..............           (3,396)           (9,010)        (6,000)
        Director incentive restricted stock granted.......              481                 -              -
        Director common stock awarded.....................            1,200                 -              -
        Restricted stock withheld for tax obligations.....             (907)                -              -
                                                               -------------------------------------------------
        Shares outstanding at end of year.................       22,030,682        21,059,164     20,853,780
                                                               =================================================

Common Stock Issuances
     On March 31, 2005, EastGroup closed the sale of 800,000 shares of its common stock. On May 2, 2005, the underwriter closed on the exercise of a portion of its over-allotment option and purchased 60,000 additional shares. Total net proceeds from the offering of the shares were $31,597,000 after deducting the underwriting discount and other offering expenses.
     In May 2003, the Company completed a direct placement offering of 571,429 shares of its common stock at $26.25 per share. The proceeds of the offering were approximately $14,461,000, net of all related expenses. In November 2003, the Company completed a direct placement offering of 847,458 shares of its common stock at $29.50 per share. The proceeds of the offering were approximately $24,513,000, net of all related expenses.

Dividend Reinvestment Plan
     The Company has a dividend reinvestment plan that allows stockholders to reinvest cash distributions in new shares of the Company.

Common Stock Repurchase Plan
     EastGroup's Board of Directors has authorized the repurchase of up to 1,500,000 shares of its outstanding common stock. The shares may be purchased from time to time in the open market or in privately negotiated transactions. Under the common stock repurchase plan, the Company has purchased a total of 827,700 shares for $14,170,000 (an average of $17.12 per share) with 672,300 shares still authorized for repurchase. The Company has not repurchased any shares under this plan since 2000.

Shareholder Rights Plan
     In December 1998, EastGroup adopted a Shareholder Rights Plan (the Plan) designed to enhance the ability of all of the Company's stockholders to realize the long-term value of their investment. Under the Plan, Shareholder Rights (Rights) were distributed as a dividend on each share of Common Stock (one Right for each share of Common Stock) held as of the close of business on December 28, 1998. A Right was also delivered with all shares of Common Stock issued after December 28, 1998. The Rights will expire at the close of business on December 3, 2008.
     Each whole Right will entitle the holder to buy one one-thousandth (1/1000) of a newly issued share of EastGroup's Series C Preferred Stock at an exercise price of $70.00. The Rights attach to and trade with the shares of the Company's Common Stock. No separate Rights Certificates will be issued unless an event triggering the Rights occurs. The Rights will detach from the Common Stock and will initially become exercisable for shares of Series C Preferred Stock if a person or group acquires beneficial ownership of, or commences a tender or exchange offer which would result in such person or group beneficially owning, 15% or more of EastGroup's Common Stock, except through a tender or exchange offer for all shares which the Board determines to be fair and otherwise in the best interests of EastGroup and its shareholders. The Rights will also detach from the Common Stock if the Board determines that a person holding at least 9.8% of EastGroup's Common Stock intends to cause EastGroup to take certain actions adverse to it and its shareholders or that such holder's ownership would have a material adverse effect on EastGroup.
     On December 20, 2004, EastGroup amended the Plan to require a committee comprised entirely of independent directors to review and evaluate the Plan to consider whether the maintenance of the Plan continues to be in the interest of the Company, its stockholders and other relevant constituencies of the Company at least every three years.
     If any person becomes the beneficial owner of 15% or more of EastGroup's Common Stock and the Board of Directors does not within 10 days thereafter redeem the Rights, or a 9.8% holder is determined by the Board to be an adverse person, each Right not owned by such person or related parties will then enable its holder to purchase, at the Right's then-current exercise price, EastGroup Common Stock (or, in certain circumstances as determined by the Board, a combination of cash, property, common stock or other securities) having a value of twice the Right's exercise price.
     Under certain circumstances, if EastGroup is acquired in a merger or similar transaction with another person, or sells more than 50% of its assets, earning power or cash flow to another entity, each Right that has not previously been exercised will entitle its holder to purchase, at the Right's then-current exercise price, common stock of such other entity having a value of twice the Right's exercise price.
     EastGroup will generally be entitled to redeem the Rights at $0.0001 per Right at any time until the 10th day following public announcement that a 15% position has been acquired, or until the Board has determined a 9.8% holder to be an adverse person. Prior to such time, the Board of Directors may extend the redemption period.

(10) STOCK-BASED COMPENSATION PLANS

     The Company has a management incentive plan which was adopted in 2004 (the 2004 Plan), which authorizes the issuance of up to 1,900,000 shares of common stock (not including shares granted in the 1994 Plan) to employees in the form of options, stock appreciation rights, restricted stock, deferred stock units, performance shares, stock bonuses, and stock in place of cash compensation. The 2004 Plan has replaced the 1994 Plan. Under the 1994 Plan, employees of the Company were granted stock options (50% vested after one year and the other 50% after two years), an annual incentive award and restricted stock awards. Shares remaining for grant under the 1994 Plan were cancelled upon adoption of the 2004 Plan. Outstanding grants under the 1994 Plan will be fulfilled under that Plan. Total shares available for grant were 1,865,572, 1,898,945 and 543,577 at December 31, 2005, 2004 and 2003, respectively.
     The following discussions and tables illustrate the Company's various forms of stock-based compensation. Stock-based compensation expense for these plans collectively was $2,048,000, $1,256,000 and $620,000 for 2005, 2004 and 2003,
respectively.

Restricted Stock
     The purpose of the restricted stock plan is to act as a retention device since it allows participants to benefit from dividends as well as potential stock appreciation. The Company records the fair market value of the restricted stock to additional paid-in capital when the shares are granted and offsets unearned compensation by the same amount. The unearned compensation is amortized over the restricted period into compensation expense. Previously expensed stock-based compensation related to forfeited shares reduces compensation expense during the period in which the shares are forfeited. During the restricted period, the Company accrues dividends and holds the certificates for the shares; however, the employee can vote the shares. Share certificates and dividends are delivered to the employee as they vest. Vesting occurs from three to ten years from the date of the grant. Following is a summary of the total shares that will vest by year for the remainder of the vesting periods as of December 31, 2005.

        Remaining Shares Vesting Schedule              Number of Shares
        ----------------------------------------------------------------
        2006......................................            56,757
        2007......................................            50,247
        2008......................................            35,220
        2009......................................            35,220
                                                       -----------------
        Total Nonvested Shares....................           177,444
                                                       =================

     Following is a summary of the total restricted shares granted, forfeited and delivered to officers and employees with related weighted average share prices for 2005, 2004 and 2003. Of the shares that vested in 2005, 907 shares were withheld by the Company to satisfy the tax obligations for those employees who elected this option as permitted under the applicable equity plan.

Restricted Stock Activity:                                         Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------
                                                  2005                       2004                        2003
                                        --------------------------------------------------------------------------------
                                                      Weighted                    Weighted                  Weighted
                                                       Average                    Average                    Average
                                          Shares     Share Price     Shares     Share Price     Shares     Share Price
                                        --------------------------------------------------------------------------------
Nonvested at beginning of year......      204,348     $ 22.249       183,100      $ 21.006      189,100     $ 21.010
Granted.............................       33,446       30.150        36,767        30.593            -            -
Forfeited...........................       (3,396)      22.936        (9,010)       27.308       (6,000)      21.096
Vested..............................      (56,954)      24.495        (6,509)       27.300            -            -
                                        -----------                -----------                -----------
Nonvested at end of year............      177,444       23.005       204,348        22.249      183,100       21.006
                                        ===========                ===========                ===========

     Following is a summary of the total officers and employees stock options granted, exercised and expired with related weighted average share prices for 2005, 2004 and 2003.

Officers and Employees Stock Options
Stock Option Activity:                                             Years Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                  2005                       2004                           2003
                                        ------------------------------------------------------------------------------------
                                                      Weighted                     Weighted                    Weighted
                                                       Average                     Average                      Average
                                          Shares    Exercise Price     Shares   Exercise Price    Shares    Exercise Price
                                        ------------------------------------------------------------------------------------
Outstanding at beginning of year....      286,740     $ 19.853         432,370     $ 18.394       567,704      $ 18.503
Granted.............................            -            -               -            -             -             -
Exercised...........................      (34,665)      20.112        (145,630)      15.578      (134,334)       18.802
Expired.............................       (1,000)      24.400               -            -        (1,000)       25.095
                                        -----------                  -----------                -----------
Outstanding at end of year..........      251,075       19.800         286,740       19.853       432,370        18.394
                                        ===========                  ===========                ===========

Exercisable at end of year..........      251,075     $ 19.800         286,740     $ 19.853       427,695      $ 18.325

       Officer and employee outstanding stock options at December 31, 2005, all exercisable:
       ------------------------------------------------------------------------------------------
                                               Weighted Average Remaining       Weighted Average
       Exercise Price Range       Number           Contractual Life              Exercise Price
       ------------------------------------------------------------------------------------------
       $  14.580-19.000           75,319               0.823 years                  $ 16.226
          20.000-22.000          167,406               2.698 years                    21.227
          22.400-25.750            8,350               5.728 years                    23.413

(11) DIRECTORS EQUITY INCENTIVE PLAN

     The Company has a director incentive plan which was adopted in 2000 (the 2000 Plan), which authorizes the issuance of up to 150,000 shares of common stock (not including shares granted in the 1994 Plan, as amended) upon exercise of any options. Options granted to directors vest 100% at the grant date. The 2000 Plan replaced the 1994 Plan. Under the 2000 Plan, each Non-Employee Director was granted an initial 7,500 options. Through the year 2003, 2,250 additional options were granted on the date of any Annual Meeting at which the Director was reelected to the Board. In lieu of option grants in 2004, cash awards totaling $34,000 were paid to the Non-Employee Directors.
     At the Company's annual meeting in June 2005, the Company's shareholders approved the 2005 Directors Equity Incentive Plan (the 2005 Plan), which replaced the 2000 Plan. Shares remaining for grant under the 2000 Plan were cancelled upon adoption of the 2005 Plan. Outstanding grants under the 1994 and 2000 Plans will be fulfilled under those Plans. The 2005 Plan authorizes the issuance of up to 50,000 shares of common stock through awards of shares and restricted shares granted to Non-Employee Directors of the Company. In 2005, the Company granted 1,200 shares of common stock to directors under the 2005 Plan. In addition, 481 shares of restricted stock at $41.57 were granted during 2005, none of which was vested as of December 31, 2005. The restricted stock vesting period is 25% per year for four years. There were 48,319 shares available for grant under the 2005 Plan at December 31, 2005.

        Stock Option Activity:                                               Years Ended December 31,
        ----------------------------------------------------------------------------------------------------------------------------
                                                          2005                        2004                        2003
                                                ------------------------------------------------------------------------------------
                                                              Weighted                    Weighted                    Weighted
                                                               Average                     Average                     Average
                                                  Shares    Exercise Price    Shares    Exercise Price    Shares    Exercise Price
                                                ------------------------------------------------------------------------------------
        Outstanding at beginning of year....       91,500     $   22.118      113,250     $ 20.726         107,250    $   19.354
        Granted.............................            -              -            -            -          13,500        26.600
        Exercised...........................      (37,750)        21.465      (21,750)      14.872          (7,500)       11.670
        Expired.............................            -              -            -            -               -             -
                                                -----------                  ----------                  -----------
        Outstanding at end of year..........       53,750         22.576       91,500       22.118         113,250        20.726
                                                ===========                  ==========                  ===========

        Exercisable at end of year..........       53,750     $   22.576       91,500     $ 22.118         113,250    $   20.726
        Available for grant at end of year..            -              -       88,500            -          88,500             -

        Director outstanding stock options at December 31, 2005, all exercisable:
        ---------------------------------------------------------------------------------------------
                                                  Weighted Average Remaining       Weighted Average
        Exercise Price Range         Number            Contractual Life             Exercise Price
        ---------------------------------------------------------------------------------------------
         $  14.580-14.580             2,250               0.463 years                  $ 14.580
            19.375-21.750            27,000               3.672 years                    20.829
            24.020-26.600            24,500               6.709 years                    25.234

(12) PREFERRED STOCK

Series A 9.00% Cumulative Redeemable Preferred Stock
     In June 1998, EastGroup sold 1,725,000 shares of Series A 9.00% Cumulative Redeemable Preferred Stock at $25.00 per share in a public offering. The preferred stock was redeemable by the Company at $25.00 per share, plus accrued and unpaid dividends, on or after June 19, 2003. The preferred stock had no stated maturity, sinking fund or mandatory redemption and was not convertible into any other securities of the Company.
     On July 7, 2003, the Company redeemed all of the outstanding Series A Preferred Stock. The redemption price of these shares (excluding accrued dividends) was $43,125,000. The original issuance costs of $1,768,000 related to Series A in 1998 were recorded as a preferred issuance cost and treated in a manner similar to a preferred dividend in the third quarter of 2003. The redemption cost was funded with the proceeds from the Company's common offering in May 2003 and the 7.95% Series D Cumulative Redeemable Preferred Stock offering in earlier July 2003.
     The Company declared dividends of $1.08125 per share of Series A Preferred for 2003.

Series B 8.75% Cumulative Convertible Preferred Stock
     In December 1998 and September 1999, EastGroup sold $10,000,000 and $60,000,000, respectively, of Series B 8.75% Cumulative Convertible Preferred Stock at a net price of $24.50 per share to Five Arrows Realty Securities II, L.L.C. (Five Arrows), an investment fund managed by Rothschild Realty, Inc., a member of the Rothschild Group. The Series B Preferred Stock, which was convertible into common stock at a conversion price of $22.00 per share (3,181,920 common shares), was entitled to quarterly dividends in arrears equal to the greater of $.547 per share or the dividend on the number of shares of common stock into which a share of Series B Preferred Stock was convertible. In connection with this offering, EastGroup entered into certain related agreements with Five Arrows, providing, among other things, for certain registration rights with respect to the Series B Preferred Stock. Also, the preferred stock was not redeemable by the Company at its option prior to the fifth anniversary of the original date of issuance of the Series B Preferred Stock, after which it was redeemable at various redemption prices at certain dates and under certain circumstances.
     During 2003, all of the 2,800,000 shares of the Series B Preferred Stock were converted into 3,181,920 common shares. Five Arrows began converting the shares in April 2003 and completed the conversion in November 2003. Since it was the policy of Five Arrows to not hold common stock, the common shares were sold in the market throughout the year with the final shares being sold on December 15, 2003.
     The Company declared dividends of $1.641 per share of Series B Preferred for 2003.

Series D 7.95% Cumulative Redeemable Preferred Stock
     In July 2003, EastGroup sold 1,320,000 shares of 7.95% Series D Cumulative Redeemable Preferred Stock at $25.00 per share in a direct placement. The preferred stock is redeemable by the Company at $25.00 per share, plus accrued and unpaid dividends, on or after July 2, 2008. The preferred stock has no stated maturity, sinking fund or mandatory redemption and is not convertible into any other securities of the Company.
     The Company declared dividends of $1.9876 per share for Series D Preferred for both 2005 and 2004 and $.9883 per share for 2003.

(13) COMPREHENSIVE INCOME

     Comprehensive income is comprised of net income plus all other changes in equity from nonowner sources. The components of accumulated other comprehensive income (loss) for 2005, 2004 and 2003 are presented in the Company's Consolidated Statements of Changes in Stockholders' Equity and are summarized below.

                                                                                  ---------------------------------------
                                                                                      2005           2004         2003
                                                                                  ---------------------------------------
                                                                                                (In thousands)
        ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
        Balance at beginning of year.........................................     $      14           (30)          58
            Unrealized holding gains on REIT securities during the year......             -             -           66
            Less reclassification adjustment for gains on REIT
                securities included in net income............................             -             -         (421)
            Change in fair value of interest rate swap.......................           297            44          267
                                                                                  ---------------------------------------
        Balance at end of year...............................................     $     311            14          (30)
                                                                                  =======================================

(14) EARNINGS PER SHARE

     The Company applies SFAS No. 128, "Earnings Per Share," which requires companies to present basic EPS and diluted EPS. Reconciliation of the numerators and denominators in the basic and diluted EPS computations is as follows:

Reconciliation of Numerators and Denominators

                                                                            --------------------------------------------
                                                                               2005            2004             2003
                                                                            --------------------------------------------
                                                                                          (In thousands)
        BASIC EPS COMPUTATION
          Numerator-net income available to common stockholders........      $  19,567          20,703          12,748
          Denominator-weighted average shares outstanding..............         21,567          20,771          17,819
        DILUTED EPS COMPUTATION
          Numerator-net income available to common stockholders........      $  19,567          20,703          12,748
          Denominator:
            Weighted average shares outstanding........................         21,567          20,771          17,819
            Common stock options.......................................            171             193             189
            Nonvested restricted stock.................................            154             124             186
                                                                            --------------------------------------------
               Total Shares............................................         21,892          21,088          18,194
                                                                            ============================================

     The Company's Series B Preferred Stock, which was convertible into common stock at a conversion price of $22.00 per share, was not included in the computation of diluted earnings per share for 2003 due to its antidilutive effect. All of the Series B Preferred Stock was converted into common stock during 2003.

(15) QUARTERLY RESULTS OF OPERATIONS - UNAUDITED

                                                              2005 Quarter Ended                    2004 Quarter Ended
                                                   ---------------------------------------------------------------------------------
                                                    Mar 31    Jun 30    Sep 30    Dec 31    Mar 31    Jun 30    Sep 30    Dec 31
                                                   ---------------------------------------------------------------------------------
                                                                        (In thousands, except per share data)
         Revenues...............................   $ 29,888    30,891     31,404    32,160    26,901    27,431    28,721    29,206
         Expenses...............................    (25,073)  (25,919)   (25,870)  (27,396)  (21,984)  (22,369)  (22,793)  (23,702)
                                                   ---------------------------------------------------------------------------------
         Income from continuing operations......      4,815     4,972      5,534     4,764     4,917     5,062     5,928     5,504
         Income from discontinued operations....        721       916        313       156        95       219     1,481       121
                                                   ---------------------------------------------------------------------------------
         Net income.............................      5,536     5,888      5,847     4,920     5,012     5,281     7,409     5,625
         Preferred dividends....................       (656)     (656)      (656)     (656)     (656)     (656)     (656)     (656)
                                                   ---------------------------------------------------------------------------------
         Net income available to common
            stockholders........................   $  4,880     5,232      5,191     4,264     4,356     4,625     6,753     4,969
                                                   =================================================================================
         BASIC PER SHARE DATA
         Net income available to common
            stockholders........................   $    .23       .24        .24       .20       .21       .22       .32       .24
                                                   =================================================================================
         Weighted average shares outstanding....     20,891    21,755     21,799    21,811    20,687    20,745    20,804    20,845
                                                   =================================================================================
         DILUTED PER SHARE DATA
         Net income available to common
            stockholders........................   $    .23       .24        .23       .19       .21       .22       .32       .23
                                                   =================================================================================
         Weighted average shares outstanding....     21,196    22,073     22,130    22,147    21,114    21,142    21,179    21,157
                                                   =================================================================================

The above quarterly earnings per share calculations are based on the weighted average number of common shares outstanding during each quarter for basic earnings per share and the weighted average number of outstanding common shares and common share equivalents during each quarter for diluted earnings per share. The annual earnings per share calculations in the Consolidated Statements of Income are based on the weighted average number of common shares outstanding during each year for basic earnings per share and the weighted average number of outstanding common shares and common share equivalents during each year for diluted earnings per share.

(16) DEFINED CONTRIBUTION PLAN

     EastGroup maintains a 401(k) plan for its employees. The Company makes matching contributions of 50% of the employee's contribution (limited to 10% of compensation as defined by the plan) and may also make annual discretionary contributions. The Company's total expense for this plan was $387,000, $332,000 and $273,000 for 2005, 2004 and 2003, respectively.

(17) LEGAL MATTERS

     The Company is not presently involved in any material litigation nor, to its knowledge, is any material litigation threatened against the Company or its properties, other than routine litigation arising in the ordinary course of business or which is expected to be covered by the Company's liability insurance.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2005 and 2004. SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                            --------------------------------------------------------
                                                      2005                           2004
                                            --------------------------------------------------------
                                               Carrying       Fair          Carrying        Fair
                                                Amount        Value          Amount         Value
                                            --------------------------------------------------------
                                                                  (In thousands)
        Financial Assets
           Mortgage loans receivable......  $        -             -           7,550         7,550
           Cash and cash equivalents......       1,915         1,915           1,208         1,208
           Interest rate swap.............         311           311              14            14
        Financial Liabilities
           Mortgage notes payable.........     346,961       357,034         303,674       325,241
           Notes payable to banks.........     116,764       116,764          86,431        86,431

Carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions, except as indicated in the notes below.

     The following methods and assumptions were used to estimate fair value of each class of financial instruments:

Mortgage Loans Receivable: The carrying amount at December 31, 2004 approximates fair value due to the issuance of the loans in November 2004.
Cash and Cash Equivalents: The carrying amounts approximate fair value because of the short maturity of those instruments.
Interest Rate Swap: The fair value of the interest rate swap is the amount at which it could be settled, based on estimates obtained from the counterparty. The interest rate swap is shown under Other Assets on the consolidated balance sheets.
Mortgage Notes Payable: The fair value of the Company's mortgage notes payable is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities, as advised by the Company's bankers. Notes Payable to Banks: The carrying amounts approximate fair value because of the variable rates of interest on the debt.

(19) SUBSEQUENT EVENTS

     In January 2006, EastGroup sold its land investment in Madisonville, Kentucky for $825,000, generating a gain of $773,000, of which $592,000 will be recognized in the first quarter of 2006 and $181,000 will be deferred to future periods. As part of the transaction, the Company took back a $185,000 note at 7.00% from the buyer, which is scheduled for repayment over the next six years, beginning in February 2006. The remaining deferred gain will be recognized as payments on this note are received from the buyer.
     Also subsequent to December 31, 2005, the Company entered into a contract to sell three of its Memphis properties (533,000 square feet) for a sales price of approximately $15.2 million. These properties were sold in March of 2006, generating a gain for financial reporting purposes of $404,000. The results of operations for these properties have been reclassified as income from discontinued operations for the years ended December 31, 2005, 2004 and 2003 in the accompanying consolidated financial statements. There is no effect on the previously reported net income available to common stockholders.

(20) RELATED PARTY TRANSACTIONS

     EastGroup and Parkway Properties, Inc. equally share the services and expenses of the Company's Chairman of the Board of Directors. These services and expenses include rent for office and storage space, administrative costs, insurance benefits, and entertainment and travel expenses. EastGroup and Parkway each pay a separate salary to the Chairman.
     EastGroup also leases 12,000 square feet of space for its executive offices in Jackson, Mississippi in a building owned by Parkway.